UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Plug Power Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 11, 2014

Dear Stockholder:

Our records indicate your vote has not yet been received for the Annual Meeting of Stockholders of Plug Power Inc., scheduled to be held on Wednesday, July 23, 2014, at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018. Please take a moment right now to ensure that your shares are represented at this important meeting.

We urge you to exercise your right as a Stockholder to be represented at your Annual Meeting. With only a short time remaining until the Annual Meeting, it is important that you act promptly to make sure that your vote is counted at the meeting.

The Board of Directors of Plug Power has carefully reviewed the merits of the proposals and recommends that Stockholders vote “FOR” all proposals.

In order to ensure that you have an opportunity to vote, no matter how few or how many shares you may own, we are enclosing an additional proxy card that will allow you to exercise your rights as a Stockholder. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail. Simply follow the instructions on the enclosed proxy card.

Please vote today by telephone or by Internet pursuant to the instructions enclosed. Remember – every share and every vote counts! Alternatively, you may sign, date and mail your proxy card in the envelope provided. If you have any questions, please call MacKenzie Partners, Inc., which is assisting with the solicitation, toll-free at (800) 322-2885 or collect (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

If you have recently voted, please disregard this reminder and thank you for your attention to this important matter.

Sincerely,

Plug Power Inc.

____________________________________

HEADQUARTERS

968 Albany Shaker Road

Latham, NY 12110

Phone: (518) 782-7700

Fax: (518) 782-7884

www.plugpower.com